Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Board of Directors

ING Variable Products Trust and ING Partners, Inc.

We consent to the use of our report dated February 28, 2008, incorporated herein by reference, on the financial statements of ING VP High Yield Bond Portfolio, a series of ING Variable Products Trust, and our report dated February 29, 2008, incorporated herein by reference, on the financial statements of ING Pioneer High Yield Portfolio, a series of ING Partners, Inc., and to the references to our firm under the heading “Financial Highlights” in the proxy statement/prospectus, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated April 28, 2008, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
April 17, 2008